EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-XXXXXX) and related Prospectus of Viragen, Inc. for the registration of 15,770,160 shares of its common stock and to the incorporation by reference therein of our reports dated September 7, 2005, with respect to the consolidated financial statements of Viragen, Inc., Viragen, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Viragen, Inc., included in its Annual Report (Form 10-K) for the year ended June 30, 2005, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Certified Public Accountants
Fort Lauderdale, Florida
April 13, 2006